Exhibit 99.4

REGISTRATION RIGHTS AND COOPERATION AGREEMENT

BETWEEN

GENESYS S.A.

AND

THE INVESTORS

DATED [      ] 2006

REGISTRATION RIGHTS AND COOPERATION AGREEMENT

This REGISTRATION RIGHTS AND COOPERATION AGREEMENT (this “Agreement”), is made as of the [•] day of [ •], 2006, between:

1.                 GENESYS S.A. (“Genesys ”), a French société anonyme whose registered office is at l’Acropole, 954-980 avenue Jean Mermoz, 34000 Montepellier and is registered under number 339 697 021, RCS; and

2.                 The INVESTORS listed in Annex 1 hereto (each, an “Investor ” and together the “Investors”).

R E C I T A L S:

WHEREAS:

Genesys will grant its existing shareholders, free of charge, warrants to subscribe to newly issued ordinary shares of Genesys through a public offering in France and the United States (the “Warrants Offering”);

Through the Warrants Offering and other transactions related thereto and the financial restructuring of Genesys, Genesys will seek to increase its equity capital by approximately U.S. $ 65 million (the “ Equity Offering”);

Pursuant to various agreements, the Investors are, subject to certain conditions, committed to subscribe to such portion of the Equity Offering that shall not be subscribed by other persons (the “Backstop Arrangements”);

In order to induce the Global Coordinator to enter into the Backstop Arrangements, Genesys has agreed to provide the registration rights set forth in this agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1    Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

 “ADSs” shall mean American Depositary Shares.

“Agreement” means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“AMF” shall mean the French Autorité des Marchés Financiers.

“Applicable Offering Document ” shall mean (i) in respect of a public offering in the United States, a registration statement (including a registration statement covering ADSs) in material compliance with the requirements under the Securities Act, and (ii) in respect of a public offering in France, a prospectus in material compliance with the Règlement Général of the AMF and the European prospectus directive.

“Applicable Regulatory Authority” shall mean, in respect of a public offering of securities of Genesys in France, the AMF (or any successor thereto), and in respect of a registration of an offering under the Securities Act of securities of Genesys in the United States, the SEC.

“Backstop Investment Agreements” shall mean the backstop investment agreements entered into between HSBC Bank plc, on the one hand, and each of the Investors, on the other hand, on [ •], 2006, in connection with the Equity Offering.

“Closing Date” shall mean the date of closing of the Equity Offering.

“Equity Offering” shall have the meaning specified in the recitals.

“Genesys Shares” shall mean the ordinary shares of Genesys, nominal value € 1 (one) per share, and any shares into which such shares may be converted or exchanged and any securities issued or distributed in respect thereof by way of stock dividend, stock split or other distribution, recapitalization or reclassification.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such successor federal statute.

“Indemnified Party” shall have the meaning specified in Section 2.5(a).

“Investment Agreement” shall mean the investment agreement entered into among Genesys, HSBC Bank plc, and each of the Investors, on [•], 2006, in connection with the Equity Offering.

“Investors’ Counsel ” shall mean counsel(s) selected pursuant to Section 2.6 to represent the Investors.

“Offering Expenses” shall mean any and all reasonable expenses incident to performance of or compliance with the provisions of Article II of this Agreement or any underwriting agreement entered into in accordance therewith, including, without limitation, (i) all registration, application qualification and listing fees and filing quotation fees of the AMF, the SEC, Euronext, Nasdaq or the National Association of Securities Dealers, Inc. (the “NASD”) (including, if applicable, the fees and expenses of any “ qualified independent underwriter,” as such term is defined in the By-laws of the NASD, and of its counsel), (ii) all fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the shares to be offered), (iii) all road show, printing, messenger and delivery expenses, (iv) the fees and disbursements of legal counsel in each relevant jurisdiction for Genesys and of its independent public accountants, including the expenses of any “cold comfort” letters required by or incident to such performance and compliance, (v) the reasonable fees and disbursements of Investors’ Counsel, (vi) all fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, but excluding management, underwriting, selling and similar discounts and commissions and transfer taxes, if any, (vii) all fees and expenses incurred in connection with the creation of ADSs, including the reasonable fees and disbursements of the depositary for such ADSs that Genesys and not the depositary, is required to pay, and (viii) other reasonable and customary out-of-pocket expenses of the Investors.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“Proposed Accelerated Offering ” shall have the meaning specified in Section 2.1.

“Proposed Offering” shall have the meaning specified in Section 2.2.

“Public Offering” shall mean a public offering of securities under the securities laws of France and/or the U.S.

“Purchase Guarantee Agreement ” shall mean the purchase guarantee agreement entered into between Genesys and HSBC Bank plc on [•], 2006, in connection with the Equity Offering.

“Registrable Securities ” shall mean any Genesys Shares acquired by the Investors directly or indirectly through the Purchase Guarantee Agreement, the Backstop Investment Agreements or the Investment Agreement (including, for the avoidance of doubt, Genesys Shares transferred to one Investor by another Investor, where the Investor to which the Genesys Shares are transferred has acquired, prior to the Equity Offering, a participation in Genesys’ and Genesys Conferencing, Inc.’s principal credit facility from the other Investor).  For purposes of this Agreement, any Registrable Securities will cease to be Registrable Securities when (a) the Applicable Offering Document in respect of such Registrable Securities (excluding, for the avoidance of doubt, the offering documents in connection with the Equity Offering) has been declared effective, registered or approved, as the case may be, by the Applicable Regulatory Authority and such Registrable Securities have been disposed of pursuant to such Applicable Offering Document, (b) such Registrable Securities are sold by a Person in a transaction in which rights under the provisions of this Agreement are not assigned in accordance with this Agreement, or (c) such Registrable Securities cease to be outstanding.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any successor federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such successor federal statute.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Transfer” shall mean a transfer, sale, assignment, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security or otherwise, or the grant of an option or other right.

1.2    Interpretation.

(a)    Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

(b)    The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)    A reference to an Investor shall include such Investor’s successors and permitted assigns.

(e)    A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

REGISTRATION RIGHTS AND COOPERATION

2.1            Cooperation with a Block Trade or Similar Sale. Upon the written notification of an Investor requesting that Genesys cooperate with the efforts of such Investor and a participating underwriter or other financial intermediary to offer all or part of such Investor’s Registrable Securities in a private placement to institutional investors, an accelerated book building, a block trade and/or a similar sale (the “ Proposed Accelerated Placement ”), Genesys will (subject to section 2.1(c) below), as expeditiously as reasonably possible, keep such persons and the public informed of material new developments and all other material information, and enter into such customary agreements (including, without limitation, the representations, warranties and covenants indicated in Annex 2 hereto) as required by the participating underwriter(s) or other financial intermediary(ies) in order to effect or facilitate such offering.

(a)    Costs.  Genesys will pay the costs and expenses in connection with its satisfaction of such obligation.

(b)    Number of Cooperation Requests.  Each Investor shall be entitled to make one request pursuant to Section 2.1.

(c)    Right of Genesys to Delay Disclosure of Material Information.  If Genesys is in possession of material non-public information and if Genesys determines in good faith that disclosure of such information would not be in the best interests of Genesys and its shareholders (and so confirms to the Investors in a letter addressed to them from Genesys’ chief financial officer, chief executive officer or general counsel), then the launch of the Proposed Accelerated Placement may be delayed until the earlier of the second business day after such conditions shall have ceased to exist (as notified by Genesys) and the 90th day after receipt by Genesys of the written notification of a requesting Investor specified above in this Section 2.1.  If the launch of the Proposed Accelerated Placement is so delayed, then the requesting Investor may rescind its notification by so informing Genesys in writing and shall not be deemed to have made a request pursuant to Section 2.1.

(d)    Inclusion of Other Genesys Shares.  The Investor making the request may include in the Proposed Accelerated Placement Genesys Shares that it owns, but that are not Registrable Securities, by specifying the number of such shares in the notice that it delivers pursuant to this Section 2.1.

(e)    Piggyback Rights of Other Investors.  Each Investor will give the other Investors prompt written notice of any request pursuant to Section 2.1 and the following right. An Investor shall have the right to participate in the Proposed Accelerated Placement on the same terms and conditions as the requesting Investor if, within two business days after its receipt of such notice, it provides Genesys and the requesting Investor with a written request specifying the number of its Registrable Securities (and any other Genesys Shares that it owns) to be included in the Proposed Accelerated Placement and any conditions (e.g., minimum price) qualifying its intention to offer these Registrable Securities (and such other Genesys Shares).  This election to participate in the Proposed Accelerated Placement shall, subject to such conditions and except as provided immediately below, be irrevocable and may not be withdrawn.

(f)     Withdrawal from Proposed Accelerated Placement.  The requesting Investor may decide for any reason not to proceed with the Proposed Accelerated Placement and, after it has so notified each other Investor and Genesys, the requesting Investor, each other Investor and Genesys shall be relieved of any obligation under this Section 2.1 to proceed with such offering.

(g)   Priority in Proposed Accelerated Placement.  If a Proposed Accelerated Placement pursuant to this Section 2.1 involves any underwriter or financial intermediary and the managing underwriter or financial intermediary advises the requesting Investor in writing that, in its opinion, the number of securities to be included in such offering exceeds the number which can be sold in it, so as to be reasonably likely to have an adverse effect on the share price, timing or share distribution for it, then the number to be sold in it shall be the number of shares which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above.  Such number shall be allocated:

(i)             First, to the requesting Investor for sales of Registrable Securities on its own behalf;

(ii)            Second, pro rata among all other participating Investors with respect to their Registrable Securities; the pro rata amount for such an Investor shall be determined by multiplying:

(1)    the aggregate number of Registrable Securities that may be included in the Proposed Accelerated Placement without the adverse effect referred to above by

(2)    a fraction, the numerator of which is the number of Registrable Securities requested by such Investor to be included in the Proposed Accelerated Placement and the denominator of which is the aggregate number of Registrable Securities requested by all Investors to be included in the Proposed Accelerated Placement;

(iii)           Third, to the requesting Investor for sales of shares other than Registrable Securities on its own behalf;

(iv)           Fourth, pro rata among all other participating Investors with respect to their shares other than Registrable Securities, determined on the basis of the calculation set forth in (ii) above, but substituting such shares for Registrable Securities.

(h)    Obligation to File a Document de Référence . In connection with its obligations under this Agreement, Genesys agrees to file a document de référence with the Autorité des Marchés Financiers (“ AMF ”) on an annual basis, in accordance with the provisions of Article 212-13 of the Règlement Général de l’AMF.

2.2    Incidental Participation in Proposed Public Offering (“Piggyback Rights”).

(a)    Right of Investors to Incidental Participation in Proposed Public Offering by Genesys.  If Genesys proposes to make a Public Offering of its ordinary shares (the “ Proposed Public Offering”), whether or not for sale for its own account, it will allow each Investor to sell, at the same price as applies for Genesys, all or a portion of such Investor’s Registrable Securities in the Proposed Public Offering if such Investor so requests.  If Genesys proposes, in connection with a Proposed Public Offering or otherwise, to register an offering of its ordinary shares under the Securities Act, it will take such steps as are necessary or appropriate to effect the registration under the Securities Act of all Registrable Securities which Genesys has been requested to register by the Investors in connection with such offering.  The “ Proposed Offering” means the Proposed Public Offering and/or such registration, as the case may be.  For the avoidance of doubt, the piggyback rights provided pursuant to this Section 2.2 will also apply to Proposed Offerings initiated in response to an Investor’s exercise of a Demand Right pursuant to Section 2.3(a) or a Shelf Registration Request pursuant to Section 2.3(b).

(b)    Payment of Offering Expenses by Genesys.  Genesys will pay all Offering Expenses in connection with the Proposed Offering.  Each party that sells shares in connection with the Proposed Offering will pay its own management, underwriting, selling and similar commissions in respect of the shares that it sells.

(c)    Notification.  Genesys will give each Investor prompt written notice of the Proposed Offering and such Investor’s rights under this Section 2.2.  Such Investor may exercise such rights if, within eight (8) days after the receipt of such notice, it provides Genesys with a written request specifying the number of its shares to be included in the Proposed Offering.

(d)    Withdrawal from Proposed Public Offering. An Investor may elect not to include shares in the Proposed Offering by so notifying Genesys at any time prior to two business days before the first date on which any Applicable Regulatory Authority grants approval or effectiveness to a preliminary or final Applicable Offering Document.

Genesys may decide for any reason not to proceed with the Proposed Public Offering and, after notifying each Investor of this decision, shall be relieved of any obligation under this Section 2.2 to allow such Investor to participate in such offering (other than its obligation to pay the Offering Expenses).

(e)    Priority in Incidental Registrations.  If a Proposed Offering pursuant to this Section 2.2 involves an underwritten offering and the managing underwriter advises Genesys in writing that, in its opinion, the number of securities proposed to be included in such offering exceeds the number which can be sold in it, so as to be reasonably likely to have an adverse effect on the share price, timing or share distribution for it, then Genesys will include in such offering:

(i)             first, 100% of the securities, if any, Genesys proposes to sell on its own behalf; and

(ii)            second, the number of Registrable Securities which the Investors have requested to be included in such offering which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number shall be allocated pro rata among all requesting Investors. Such pro rata amount for a requesting Investor shall be determined by multiplying:

(1)    the aggregate number of Registrable Securities that may be included in such offering without the adverse effect referred to above by

(2)    a fraction, the numerator of which is the number of Registrable Securities requested by such Investor to be included in the Proposed Offering and the denominator of which is the aggregate number of Registrable Securities requested by all Investor s to be included in such offering.

(f)     Sale of Genesys Shares Other than Registrable Securities.  An Investor may propose to Genesys to include Genesys Shares that it owns other than Registrable Securities (“ Other Genesys Shares”) in a Proposed Offering, so long as such Investor first exercises its right to include all of its Registrable Securities in such Proposed Offering.  Any such proposal shall be made in the notice delivered by such Investor pursuant to paragraph (c) above.  Genesys shall have the right to consent to the inclusion of such Other Genesys Shares in the Proposed Offering, which consent shall not be unreasonably withheld.  Genesys shall inform the relevant Investor in writing of such consent, or its reasons for withholding such consent, within 8 days after receipt of the Investor’s notice.  Once Genesys notifies the Investor of its intention to include such Other Genesys Shares, the remainder of this Section 2.2 shall apply mutatis mutandis to such Other Genesys Shares, except that (i) if the total number of Genesys Shares to be sold is reduced pursuant to Section 2.1(e), then priority shall be given to all Registrable Securities of all Investors before any Other Genesys Shares of an Investor are sold (and if more than one Investor has elected to sell Other Genesys Shares, any reduction shall apply to them pro rata, based on the calculation in Section 2.1(e)(ii), substituting such Other Genesys Shares for Registrable Securities) and (ii) each Investor shall pay that portion of registration, application qualification and listing fees and filing quotation fees of the AMF, the SEC, Euronext or Nasdaq directly relating to the number of Other Genesys Shares included in the Proposed Offering.

2.3    Registration on Request (“Demand Rights”).

(a)   Registration Requests.  Upon the written notification of an Investor requesting that Genesys act to permit a public offering of all or part of such Investor’s Registrable Securities under the laws of the United States and/or France (such actions relating to such requested public offering collectively referred to as “ registration” in this Section 2.3) and specifying the amount and intended method of disposition thereof, Genesys will, as expeditiously as reasonably possible, effect the registration of such Registrable Securities.

(i)             Number of Demand Registration Requests.  Each Investor shall be entitled to make one request pursuant to Section 2.3(a).

(ii)            Right of Genesys to Delay Demand Requests. Genesys shall not be obligated to effect a public offering or file any Applicable Offering Document relating to any registration request under Sections 2.3(a):

(1)    (x) within a period of six months after the effective date or approval date of any other Applicable Offering Document relating to any registration request under this Section 2.3 or relating to any registration effected under Section 2.2 or (y) within a period of six months after the date of any other registration request under this Section 2.3 (a); or

(2)    if Genesys is in possession of material non-public information and if Genesys determines in good faith that disclosure of such information would not be in the best interests of Genesys and its shareholders (and so confirms to the Investors in a letter addressed to them from Genesys’s chief financial officer, chief executive officer or general counsel), in which case the filing of the Applicable Offering Document may be delayed until the earlier of the second business day after such conditions shall have ceased to exist and the 90th day after receipt by Genesys of the written notification from an Investor to register Registrable Securities under this Section 2.3(a).  If such filing is so delayed, then the requesting Investor may rescind its notification by so informing Genesys in writing and shall not be deemed to have made a request pursuant to Section 2.3(a).

(iii)           Right of Genesys to Demand Exercise of Piggyback Rights.  No later than ten (10) days prior to the date of public filing of an Applicable Offering Document pursuant to this Section 2.3, Genesys may request that the Investors that are not already participating in such offering exercise their Piggyback Rights pursuant to Section 2.2.  In the event that Genesys makes such a request, then no Investor may make an additional request pursuant to this Section 2.3(a), unless (A) the Investor is unable to sell all of its Registrable Securities due to a reduction effected pursuant to Section 2.3(e), or (B) the initial Investor rescinds its request to effect the relevant registration pursuant to Section 2.3(a)(ii)(2).

(iv)           Impact of Shelf Registration.  Notwithstanding anything to the contrary in this Section 2.3(a), Genesys shall not be obligated to effect a registration pursuant to this Section 2.3(a) at any time when a Shelf Registration Statement is effective with respect to any Registrable Securities.  In the event that Genesys receives a request for a registration pursuant to this Section 2.3(a), Genesys may proceed with a Shelf Registration instead of following the procedures set forth in this Section 2.3(a).

(b)    Shelf Registration Requests.  Upon the written request of a majority of the Investors (determined in accordance with the number of Genesys Shares held by each of them) requesting that Genesys file with the SEC a registration statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act (or any successor rule or regulation thereto) (together with the prospectus included therein, all amendments and supplements thereto and all exhibits and materials incorporated by reference therein, the “ Shelf Registration Statement”) with respect to the resale of the Registrable Securities in the United States (a “ Shelf Registration Request”), Genesys will, as expeditiously as reasonably possible, file a Shelf Registration Statement, and will use all reasonable efforts to cause such Shelf Registration Statement to be declared effective by the SEC as expeditiously as possible after such filing. Each Shelf Registration Statement filed in connection with a Shelf Registration Request shall cover all of the Registrable Securities. Genesys will use all reasonable efforts to keep such Shelf Registration Statement (A) continuously effective, supplemented and amended as required by the provisions of Section 2.4 hereof (subject to customary “blackout periods” pending the release of earnings announcements or the publication of financial statements in accordance with past practices of Genesys, such blackout periods to be notified by Genesys to the Investors and to be as limited as reasonably possible) and (B) available for resales of the Registrable Securities by the Investors (subject to such “blackout periods”) until the earlier of:

(i) the second anniversary of the effective date of such Shelf Registration Statement; and

(ii) such time as all of the Registrable Securities have been sold pursuant to an effective registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in such Registrable Securities no longer being subject to transfer restrictions under the Securities Act

If Genesys is in possession of material non-public information and if Genesys determines in good faith that disclosure of such information would not be in the best interests of Genesys and its shareholders (and so confirms to the Investors in a letter addressed to them from Genesys’ chief financial officer, chief executive officer or general counsel), then the Company may allow the Shelf Registration Statement to fail to be effective or the prospectus contained therein to be unusable as a result of such non-disclosure for up to ninety (90) days in any year during the two-year period of effectiveness required by Section 2.3(b)(i).

(c)    Expenses.  The Offering Expenses in connection with the registration of Registrable Securities under Section 2.3 shall be paid by Genesys.

(d)    Selection of Underwriters.  If a requested registration pursuant to this Section 2.3 involves an underwritten offering, the requesting Investor shall have the right to select the investment banker or bankers and managers to administer the offering; provided that such investment banker or bankers and managers shall be reasonably satisfactory to Genesys.

(e)    Priority in Requested Registrations.  If a requested registration pursuant to this Section 2.3 involves an underwritten offering and the managing underwriter (or a majority of them if more than one) advises Genesys in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering so as to be reasonably likely to have an adverse effect on the price or distribution of the securities offered in such offering or the timing of such offering, then Genesys will include in such registration such number of Registrable Securities requested to be included in such registration which, in the opinion of such managing underwriter(s), can be sold without having the adverse effect referred to above. Unless

Section 2.2(e) applies, such number shall be allocated among the participating Investors pursuant to the formula set forth in Section 2.1(g), applied mutatis mutandis.

(f)     Additional Rights.  Genesys will not grant or permit any of its direct or indirect subsidiaries to grant any registration rights to any Person without the prior written consent of the majority of the Investors (as determined by the number of Genesys Shares then held by them), if such grant would provide any party with priority over the registration rights of the Investors.

2.4    Registration Procedures.  If and whenever it is required to file an Applicable Offering Document with respect to, or to permit or make a public offering under the laws of any non-U.S. jurisdiction and/or to effect or cause the registration (including, where applicable, the shelf registration pursuant to Section 2.3(b) hereof) of any Registrable Securities under the Securities Act or the laws, rules or regulations of any non-U.S. jurisdiction as provided in this Agreement, Genesys shall, as expeditiously as possible:

(a)    filing of prospectus:  prepare and file and, in the case of ADSs, cause to be filed, with each Applicable Regulatory Authority, in any event within 90 days, an Applicable Offering Document covering such Registrable Securities and use all reasonable efforts to cause such Applicable Offering Document to become effective or be approved, as the case may be; provided that Genesys may discontinue any registration of its securities which is being effected pursuant to Section 2.2 at any time prior to the effective date or approval date of the Applicable Offering Document, as the case may be, relating thereto (and, in such event, Genesys shall pay the Offering Expenses incurred in connection therewith); provided, further, that before filing any Applicable Offering Document or any amendments or supplements thereto, Genesys will furnish to Investors’ Counsel, copies of all documents proposed to be filed, which documents will be subject to the review and approval of such counsel (not to be unreasonably withheld or delayed);

(b)    filing of amendments to prospectus:  prepare and file with each Applicable Regulatory Authority such amendments and supplements to each Applicable Offering Document as may be necessary to keep it effective or approved, as the case may be, for a period sufficient in accordance with market practice in the relevant market to permit the contemplated offering to be completed (or, in the case of a Shelf Registration Statement filed pursuant to Section 2.3(b), not in excess of the period specified in such section 2.3(b)) and to comply with the provisions of the Securities Act and the Exchange Act (or the laws of the applicable non-U.S. jurisdiction, as the case may be) and the rules and regulations of the SEC (or the securities commission of the applicable non-U.S. jurisdiction, as the case may be) thereunder with respect to the disposition of all securities covered by such Applicable Offering Document, during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Applicable Offering Document; provided that before filing any Applicable Offering Document with any governmental authority or securities exchange, or any amendments or supplements thereto, Genesys will furnish to the Investors’ Counsel copies of all documents proposed to be filed, which documents will be subject to the review and approval of such counsel (not to be unreasonably withheld or delayed);

(c)    availability to Investors of copies of offering documents:  furnish to each Investor participating in the relevant offering such number of copies of each Applicable Offering Document and amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of any prospectus included in it (including each preliminary prospectus and summary prospectus) in conformity with the requirements of the Securities Act (or the laws of the applicable non-U.S. jurisdiction, as the case may be), and such other documents as such selling Investor may reasonably request in order to facilitate the disposition of the Registrable Securities by such selling Investor;

(d)    other necessary or advisable acts for disposition of the Registrable Securities:  in connection with a public offering in the United States, to register or qualify such Registrable Securities for public offering in such states as the selling Investors shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable from a legal or regulatory perspective to enable the selling Investors to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Investors, except that Genesys shall not for any such purpose be required (i) to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause (d), it would not be obligated to be so qualified, (ii) to subject itself to taxation in any such jurisdiction or (iii) to consent to general service of process in any such jurisdiction;

(e)    notification and implementation of corrections to disclosure:  promptly notify each selling Investor of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the laws, rules and regulations of any applicable non-U.S. jurisdiction within the appropriate period mentioned in clause (b) of this Section 2.4, of Genesys’s becoming aware that any Applicable Offering Document includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such selling Investor, promptly prepare and furnish to such selling Investor a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Applicable Offering Document shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)     compliance with regulations; earnings statement:  otherwise comply with all applicable rules and regulations of the AMF and/or SEC and, in the case of an offering registered with the SEC, make available to its security holders, as soon as reasonably practicable (but not more than eighteen months) after the earliest effective date or approval date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(g)    listing; transfer agent:  (i) list such Registrable Securities on any securities exchange on which Genesys Shares or ADSs representing Genesys Shares are then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; and (ii) in the case of ADSs, provide a transfer agent and registrar for such Registrable Securities not later than the effective date or approval date of any Applicable Offering Document, as the case may be;

(h)    entry into underwriting and other customary agreements:  enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other persons in addition to, or in substitution for the provisions of Section 2.5 hereof, and take such other actions as the Investors or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; in accordance therewith, the selling Investors may require that any or all of the representations and warranties by, and the other agreements on the part of, Genesys to and for the benefit of the underwriters shall also be made to and for the benefit of the selling Investors. Furthermore, the selling Investors shall not be required to make any representations or warranties to or agreements with Genesys or the underwriters other than representations and warranties or agreements regarding such Investor, its Registrable Securities and its intended method of distribution;

(i)     creation of ADSs:  if requested by a selling Investor, cause the creation of additional ADSs representing the same number of underlying shares per ADS as the ADSs that previously were created and issued;

(j)     procurement of comfort letter:  obtain a “cold comfort” letter or letters or, in the case of a French prospectus, a “lettre de fin des travaux” from Genesys’s independent public accountants (a copy of which shall be delivered to the AMF by Genesys) in customary form and covering matters of the type customarily covered by “cold comfort” letters and such “lettres de fin de travaux” as the selling Investors shall reasonably request;

(k)    due diligence review:  make available for inspection by the selling Investors of such Registrable Securities, by any underwriter participating in any disposition with respect to such Registrable Securities and by any attorney, accountant or other agent retained by the Investors or any such underwriter, in accordance with customary practice in the relevant markets, all pertinent financial and other records, pertinent corporate documents and properties of Genesys, and cause all of Genesys’s officers, directors and employees to supply all information reasonably requested by the selling Investors, or any such underwriter, attorney, accountant or agent in connection with such registration statement or statements;

(l)     notification of effectiveness, any comments of the AMF, the SEC or other Applicable Regulatory Authority or any stop order:  notify Investors’ Counsel and the managing underwriter or agent, immediately, and confirm the notice in writing (i) when any Applicable Offering Document, or any post-effective amendment thereto, shall have become effective or been approved, as the case may be, or any supplement to any prospectus or any amendment to any prospectus shall have been filed, (ii) of the receipt of any comments from the Applicable Regulatory Authority, as the case may be, (iii) of any request of the Applicable Regulatory Authority, as the case may be, to amend any Applicable Offering Document or amend or supplement any prospectus or for additional information, and (iv) of the issuance by the Applicable Regulatory Authority, as the case may be, of any stop order suspending the effectiveness of any Applicable Offering Document or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of any Applicable Offering Document, for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(m)   prevention of stop orders:  make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness or approval of any Applicable Offering Document or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(n)    incorporation of information in prospectus supplement as requested:  if requested by the managing underwriter or agent or a selling Investor, promptly incorporate and, in the case of ADSs, cause to be incorporated in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or a selling Investor reasonably requests to be included therein, including, without limitation, with respect to the number of Registrable Securities being sold to or through such underwriter or agent, the purchase price being paid therefor and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make and, in the case of ADSs, cause to be made all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(o)    delivery of Registrable Securities:  cooperate with the selling Investors and the managing underwriter or agent or depositary, if any, to facilitate the timely preparation (if applicable) and delivery of the Registrable Securities and (if applicable) enable such securities to be in such denominations and registered in such names as the managing underwriter or agent or depositary, if any, or such Investors may request;

(p)    opinion of Genesys’s counsel:  obtain for delivery to each selling Investor and to the underwriter or agent or depositary, if any, an opinion or opinions from counsel for Genesys in customary form and in form, substance and scope reasonably satisfactory to the selling Investors, and to each of the underwriters or agents or depositary and their counsel; and

(q)    NASD filing:  cooperate with the selling Investors and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD or equivalent non-U.S. body or authority.

Genesys may require each selling Investor of Registrable Securities as to which any registration is being effected to furnish Genesys with such information regarding such selling Investor and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Genesys may from time to time reasonably request in writing.

Each Investor of Registrable Securities agrees that, upon receipt of any notice from Genesys of the happening of any event of the kind described in clause (e) of this Section 2.4 (notification and implementation of corrections to disclosure), such Investor will forthwith discontinue disposition of Registrable Securities pursuant to any Applicable Offering Document until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by clause (e) of this Section 2.4, and, if so directed by Genesys, such Investor will deliver to Genesys (at Genesys’s expense) all copies, other than permanent file copies then in such Investor’s possession, of any prospectus or other document covering such Registrable Securities current at the time of receipt of such notice.  In the event Genesys shall give any such notice, the period mentioned in clause (b) of this Section 2.4 shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to clause (e) of this Section 2.4 and including the date when each selling Investor shall have received the copies of the supplemented or amended prospectus contemplated by clause (e) of this Section 2.4.

2.5    Indemnification.

(a)    Indemnification by Genesys.  In the event of any public offering under the laws of a non-U.S. jurisdiction and/or any registration or qualification of any securities of Genesys under the Securities Act (or the laws of any non-U.S. jurisdiction, as the case may be) pursuant to Section 2.2 or 2.3, Genesys will indemnify and hold harmless, to the extent permitted by law, the selling Investor of any Registrable Securities in such public offering and/or covered by any Applicable Offering Document, each affiliate of such seller and their respective directors and officers, each other Person who participates as an underwriter in the offering, subscription or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (each, an “ Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, and expenses, as incurred (including reasonable attorney’s fees and disbursements and expenses of investigation) to which such Indemnified Party may become subject under the Securities Act (or the laws of any non-U.S. jurisdiction, as the case may be), at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any Applicable Offering Document, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Genesys will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, liability, action or proceeding.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any Indemnified Party and shall survive the transfer of such securities by such seller.

(b)    Indemnification by the Investors.  Genesys may require, as a condition to including any Registrable Securities in any public offering under the laws of a non-U.S. jurisdiction and/or the filing of any Applicable Offering Document in accordance with Section 2.2 or 2.3 hereof, that Genesys shall have received an undertaking reasonably satisfactory to it from the selling Investors to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.5(a)) Genesys or any of its affiliates, directors, officers or controlling Persons and all other prospective sellers with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such Applicable Offering Document, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, or any other required document or filing if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information relating to the selling Investors and their respective affiliates, directors, officers or controlling Persons or the proposed distribution, furnished to Genesys through an instrument duly executed by each of the selling Investors specifically stating that it is for use in the preparation of such Applicable Offering Document, preliminary, final or summary prospectus or amendment or supplement, other required document or filing or a document incorporated by reference into any of the foregoing.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Genesys or any of its affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by the selling Investors.  In no event shall the liability of any selling Investor of Registrable Securities hereunder be greater in amount than the net proceeds received by such Investor upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)    Indemnification by the Underwriters.  Genesys may require, as a condition to including any Registrable Securities in any public offering under the laws of a non-U.S. jurisdiction and/or the filing of any Applicable Offering Document in accordance with Section 2.2 or 2.3 hereof, that Genesys shall have received an undertaking reasonably satisfactory to it from the underwriters to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.5(a)) Genesys or any of its affiliates, directors, officers or controlling Persons and all other prospective sellers with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such Applicable Offering Document, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, or any other required document or filing if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information relating to the underwriters and their respective affiliates, directors, officers or controlling Persons or the proposed distribution, furnished to Genesys through an instrument duly executed by the underwriters (or any managing underwriters as their representatives) specifically stating that it is for use in the preparation of such Applicable Offering Document, preliminary, final or summary prospectus or amendment or supplement, other required document or filing or a document incorporated by reference into any of the foregoing.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Genesys or any of its affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by the selling Investors and (if applicable) the underwriters.  In no event shall the liability of any underwriters of Registrable Securities hereunder be greater in amount than the net proceeds of the sale of the Registrable Securities forming part of such underwriter’s underwriting commitment.

(d)    Notices of Claims, etc.  Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.5, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the foregoing provisions of this Section 2.5, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any such action is brought against an Indemnified Party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation incurred prior to the date on which such assumption occurred; provided that if, in such Indemnified Party’s judgment, a conflict of interest between such Indemnified Party and indemnifying parties may exist in respect of such claim, such Indemnified Party may participate jointly in the defense of such claim with the indemnifying parties, and the indemnifying parties shall pay the reasonable fees and expenses of one counsel (plus one local counsel in any applicable jurisdiction) for all of the Indemnified Parties together .  No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(e)    Contribution.  If the indemnification provided for in this Section 2.5 from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party under this Section 2.5(e) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.5(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act or, if an offering is occurring primarily in another jurisdiction, under the comparable provisions of the laws, rules and regulations of such jurisdiction) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f)     Non-Exclusivity.  The obligations of the parties under this Section 2.5 shall be in addition to any liability that any party may otherwise have to any other party.

2.6    Selection of Counsel.  In connection with any Proposed Accelerated Placement, registration or public offering of Registrable Securities pursuant to this Agreement, the selling Investors may select one legal counsel for the United States and France (such counsel to be reasonably acceptable to Genesys).

2.7    Rule 144.  Genesys hereby covenants with the Investors that if and to the extent Genesys shall be required to do so under the Exchange Act, it will timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including, but not limited to, the reports under Section 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 adopted by the SEC under the Securities Act) and shall take such further action as any Investor may reasonably request, all to the extent required from time to time to enable the Investors to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.  Upon the request of an Investor, Genesys shall deliver to such Investor a written statement as to whether Genesys has complied with such requirements.

2.8    Holdback.  If any public offering under the laws of a non-U.S. jurisdiction and/or registration of Registrable Securities shall be in connection with an underwritten public offering, the Investors agree not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, or otherwise transfer, directly or indirectly, the economic consequences of ownership of any equity securities of Genesys, or of any security convertible into or exchangeable or exercisable for any equity security of Genesys (in each case, other than as part of such underwritten public offering), within 10 days before or such period not to exceed 90 days as the underwriting agreement may require (or such lesser period as the managing underwriters may permit) after the effective date of such registration (except as part of such registration) or in the case of a Shelf Registration the date of the prospectus relating to such public offering), and Genesys shall agree to similar restrictions on its own public issue and sale of its equity securities.

ARTICLE III

COOPERATION

3.1    Non-Public Offers and Sales by the Investors of Registrable Securities. In addition to Genesys’s obligations under Section 2.1, upon the request of any Investor, Genesys will do and perform and cause to be done such further acts and things as may be reasonably requested or customary to facilitate the offer and sale by such Investor of the Registrable Securities in transactions not involving any public offering.

ARTICLE IV

MISCELLANEOUS

4.1    Assignment .  The Investors may assign at any time all their rights and obligations under this Agreement to an affiliate to which Registrable Securities are transferred, subject only to notification thereof to Genesys, so long as such affiliate signs an undertaking to be bound by this Agreement in form and substance reasonably satisfactory to Genesys.  In the event of such assignment, except as otherwise agreed in writing by Genesys, such Investor shall remain liable for the due performance by such affiliate of its obligations under this Agreement.  No assignment except as provided in this Section 4.1 may be carried out without the consent of Genesys.  Any purported assignment that does not comply with this Section 4.1 shall be null and void.

4.2   Effectiveness; Termination.  This Agreement shall become effective on the Closing Date and shall terminate and be of no further force or effect (A) upon the earlier of (i) the written agreement of all parties hereto and (ii) the third anniversary of the Closing Date and (B) with respect to any particular Investor, at such time as such Investor (and its assigness that have become bound by this Agreement) no longer holds any Registrable Securities; provided that this agreement shall survive such termination with respect to any public or private offering that has already been the subject of a notice delivered hereunder, or with respect to any Shelf Registration that has already been requested; and provided further that any rights and obligations under Section 2.5 or any other rights or obligations relating to sales made in accordance with this Agreement shall survive.  Each of the Investors and Genesys agree to the disclosure of this Agreement to the competent stock exchange authority, including the SEC and the AMF, if so required to give it full operation.

4.3    Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, overnight delivery service such as DHL or if sent by facsimile transmission with confirmation of receipt addressed as follows or to such other address as the relevant party shall have given notice of pursuant hereto:

If to the Purchase
Guarantors, to:	See Annex 1

With a copy to:	Clifford Chance
112 Avenue Kléber
75770 Paris, FRANCE
Attention: Ted Kamman
Tel: +33 1 44 05 52 52
Fax: +33 1 44 05 52 00

If to Genesys, to:	Genesys S.A.
[954-980, avenue Jean Mermoz]
[34000 Montpellier, France]
Attention: [ •]
Tel: +[•]
Fax: +[•]

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP
12 rue de Tilsitt
75008 Paris, FRANCE
Attention: Andrew A. Bernstein
Tel: +33 1 40 74 68 60
Fax: +33 1 45 63 66 37

All such notices and other communications shall be deemed to have been given (w) if by personal delivery, on the day of such delivery; (x) if by registered or certified mail, on the seventh day after the mailing thereof; (y) if by overnight delivery service such as DHL, on the next business day after the mailing thereof; and (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail.

4.4    Confidentiality.  The parties acknowledge that information exchanged pursuant to this Agreement (including without limitation the notice of any proposed offering, or any notification by Genesys that it is in possession of material non-public information that delays any proposed registration or offering) is confidential, and the parties agree to keep such information confidential and not to disclose it to any party, except that (i) Genesys may disclose any information required to be disclosed in any public filing of a registration statement, prospectus or similar document, (ii) no such information shall be considered confidential if it has been made public other than as a result of a breach by a party of its obligations hereunder, or if it was received by a party independently of the disclosure provided by this agreement from a party not bound by a confidentiality obligation, and (iii) any party may make disclosure to the extent required by law, regulation, stock exchange rule or order or request of any competent court or governmental or regulatory body.  The Investors recognize that, in their capacity as lenders to Genesys, they may be provided with information that is confidential and that has not been made public, and the Investors undertake to maintain appropriate Chinese Wall or other procedures in connection with any proposed offering effected pursuant to this Agreement, so that such offering may be made in accordance with all applicable laws and regulations.

4.5    Entire Agreement.  This Agreement represents the entire understanding and agreement of the parties hereto and supersede all prior agreements, understandings and arrangements (whether written or oral) among the parties hereto with respect to the subject matter hereof.  Each party hereto acknowledges that it has not made or relied on any representation or warranty other than those specifically set forth herein.

4.6    Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.7    Applicable Law.  This Agreement shall be governed by and shall be construed in accordance with the laws of New York.

4.8    Submission to Jurisdiction.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, Genesys hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts from any thereof.  Genesys hereby irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof to Genesys, by registered or certified mail, postage prepaid, return receipt requested, at its address specified in Section 4.3.  Genesys hereby IRREVOCABLY WAIVES TRIAL BY JURY, and Genesys hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

4.9    Waiver; Amendment.

(a)   This Agreement may not be amended, modified, supplemented or changed, and no provision hereof may be waived, except in a writing duly executed on behalf of each party hereto.

(b)    No failure or delay by any party in exercising any powers, right or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any offer power, right or privilege.

4.10 Severability.  Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.11 Counterparts.  This Agreement shall be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

4.12 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

4.13 Specific Performance.  Each of the parties to this Agreement acknowledges and agrees that money damages would not be a sufficient remedy for any breach of any of the provisions of Articles III of this Agreement, and that in addition to all other remedies which the non-breaching parties may have, the non-breaching parties will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

4.14 Further Assurances.  The parties hereto will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision thereof.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

GENESYS S.A ..	BANC OF AMERICA SECURITIES LIMITED

By:	By:
Name:	Name:
Title:	Title:

MERRILL LYNCH CAPITAL MARKETS BANK LIMITED

By:
Name:
Title:

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:
Name:
Title:

QUADRANGLE MASTER FUNDING LTD.

By:
Name:
Title:

ANNEX 1

INVESTORS

Banc of America Securities Limited 5 Canada Square London E14 5AQ United Kingdom

Merrill Lynch Capital Markets Bank Limited Treasury Building, Lower Grand Canal Street Dublin 2 Ireland

Morgan Stanley Bank International Limited 25 Cabot Square Canary Wharf London E14 4QA United Kingdom

Quadrangle Master Funding Ltd
c/o Quadrangle Debt Recovery Advisors LLC
375 Park Avenue
14th Floor
New York, NY 10152
USA

ANNEX 2

REPRESENTATIONS, WARRANTIES AND COVENANTS TO BE PROVIDED BY GENESYS IN CONNECTION WITH A PROPOSED ACCELERATED PLACEMENT

Genesys will provide to the financial intermediary(ies) participating in a Proposed Accelerated Placement the representations, warranties and covenants that are typically contained in international underwriting agreements for securities offerings of the relevant type, which shall include representations, warranties and covenants to the following effect (items in square brackets to be included only if the Proposed Accelerated Placement is to include an offering in the United States):

•                  [Genesys is not an “investment company” within the meaning of the U.S. Investment Company Act;]

•                  [Genesys is not a “passive foreign investment company” within the meaning of the U.S. Internal Revenue Code;]

•                  Genesys’s most recent document de référence and annual report on Form 20-F, together with any subsequent interim reports, do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

•                  The financial statements of Genesys included in the most recent document de référence and Form 20-F, and published quarterly and half-year results, give a true and fair view of the financial position of Genesys and its consolidated subsidiaries, as of the dates shown, and such financial statements have been prepared in conformity with IFRS or US GAAP, as the case may be, applied on a consistent basis (except as stated therein);

•                  No material adverse change since date of last audited financial statements except as publicly disclosed;

•                  No non-public information concerning Genesys that is material or price-sensitive;

•                  No [general solicitation, general advertising or] directed selling efforts with respect to the Registrable Securities or the shares of Genesys; and

•                  [No offers or sales of any security, solicitation of offers to buy any security, nor any other actions that would require registration of the Proposed Accelerated Placement under the U.S. Securities Act.]

•                  Indemnification of the financial intermediary(ies) in respect of material misstatements or omissions in Genesys’ most recent document de référence and annual report on Form 20-F, together with any subsequent interim reports filed with or furnished to the AMF or the SEC by or on behalf of Genesys.